Exhibit 99

                                  NEWS RELEASE
                                                               February 13, 2006

For Release: Immediately
Contact:     Investors:    Stacey A. Renner, (845) 486-5730
             News Media: Denise D. VanBuren, (845) 471-8323

      CH Energy Group's 2005 Earnings Climb 4.5 Percent Above Those of 2004

(Poughkeepsie, NY) Annual earnings for CH Energy Group, Inc. (NYSE:CHG) were $2.81 per share in 2005, versus the $2.69 per share posted during 2004, a rise of 12 cents, or 4.5 percent. Higher electric and natural gas delivery revenues, improved fuel distribution profitability, increased investment earnings and lower income taxes all contributed to higher earnings, more than offsetting the expiration of substantial regulatory incentives and increases in both operating expenses and depreciation.

      "Last year was certainly a very dynamic one, with many factors in play that had the potential to seriously impact our earnings: Extreme weather, energy supply price escalation, higher interest rates, the conclusion of incentives associated with the sale of our former generating assets and rising expenses were among the many challenges that our organization successfully managed to achieve these strong year-end results," reported Steven V. Lant, Chairman of the Board, President and C.E.O.

Regulated Electric and Gas Business

      Central Hudson Gas & Electric Corporation's contribution to annual earnings was $2.20, a 19-cent decline from that of the year 2004. However, last year's results included 38 cents worth of regulatory incentives associated with the 2001 sale of the utility's major generating plants as part of New York State's deregulation of the electric industry and 8 cents of revenue restoration related to a previous rate filing. Deliveries to electric and natural gas customers increased 4 percent and 2 percent, respectively, between 2004 and 2005; both segments saw an increase in the number of customers and electricity sales additionally benefited from hot summer weather. The overall impact of weather upon earnings in 2005 was 6 cents, as compared to 2004.

Fuel Distribution Businesses

      The fuel distribution businesses of Central Hudson Enterprises Corporation
(CHEC) improved their annual earnings contribution by 5 cents for the year, to 23 cents, as compared to 2004 results. The improvement can be attributed to an increase in margins and service profitability, as well as the addition of earnings from the operations of acquisitions made during the course of the year.

Other Businesses

      Holding Company CH Energy Group, Inc. and CHEC partnership investments contributed 38 cents, an increase of 26 cents from 2004 levels. Lower income taxes, increased returns on short-term investments and improved earnings from CHEC's other holdings contributed to the strong performance.

4th Quarter 2005 Results

      Consolidated basic earnings per share for the quarter ended December 31, 2005, were 74 cents, compared to the 60 cents posted during the final quarter of the previous year. The 23-percent increase is largely attributable to a significant improvement in earnings (9 cents) at the Company's fuel distribution subsidiaries (resulting from improved service profitability, 2005 acquisitions and increased gross margin per gallon); and 5 cents resulting from partnership investments and increased interest on short-term investments held by the holding Company, as compared to the fourth quarter of 2004. Utility operations were flat for the quarter, as increased net revenues and reduced operating expenses offset the expiration of a regulatory incentive associated with the sale of Central Hudson's generating assets.

2006 Earnings Projections

      Due to the importance of Central Hudson's pending request to increase delivery rates for electricity and natural gas, it is not possible for CH Energy Group to provide earnings guidance for 2006. The proceeding is currently in settlement negotiations, with a final decision expected from the New York State Public Service Commission around mid-year.

About CH Energy Group

      With nearly 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 358,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to more than 80,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as interests in a Lexington, Neb., ethanol plant and two wind power projects in the Mid-Atlantic region.

                                      # # #

Conference Call: Lant, Chief Financial Office Christopher M. Capone and Vice President of Accounting and Controller Donna S. Doyle will conduct a conference call with analysts and investors to review financial results at 1:00 p.m. (ET) today, Feb. 13, 2006. Dial-in: 1-800-230-1074; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 6:15 p.m. (EST) today, until 11:59 p.m. (EST) on Feb. 20, 2006, by dialing 1-800-475-6701 and entering access code #817295. In addition, the call will be webcast live and available for approximately 30 days via the Finance & Governance section of the Company's Web site at www.CHEnergyGroup.com, where consolidated financial statements may also be found.

Forward-Looking Statements

      Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended December 31                             2005             2004
                                                       ----             ----

  Operating Revenues                               $268,951,000     $201,293,000

  Net Income                                       $ 11,672,000     $  9,487,000

  Earnings Per Share - Basic                           $ .74            $ .60
  Earnings Per Share - Diluted                         $ .74            $ .60

  Average Shares Outstanding - Basic                 15,762,000       15,762,000
  Average Shares Outstanding - Diluted               15,767,000       15,768,000

12 Months Ended December 31                            2005             2004
                                                       ----             ----

  Operating Revenues                               $972,506,000     $791,512,000

  Net Income                                       $ 44,291,000     $ 42,423,000

  Earnings Per Share - Basic                          $ 2.81           $ 2.69
  Earnings Per Share - Diluted                        $ 2.81           $ 2.69

  Average Shares Outstanding - Basic                 15,762,000       15,762,000
  Average Shares Outstanding - Diluted               15,767,000       15,771,000
                                                                        page -1-

                                    APPENDIX

Highlights Relative to Prior Year

----------------------------------------------------------------------------------
                                                                     2005 More
Year Ended December 31:                   2005           2004     (Less) than 2004
                                          ----           ----     ----------------
Operating Revenues                    $972,506,000   $791,512,000   $180,994,000
Income Available for
       Common Stock                   $ 44,291,000   $ 42,423,000   $  1,868,000

Earnings Per Share
       of Common Stock (Basic)            $2.81          $2.69           $ .12

 Average Shares Outstanding (Basic)     15,762,000     15,762,000
----------------------------------------------------------------------------------

o Consolidated basic earnings per share of CH Energy Group (Energy Group) increased $.12 per share in 2005 compared to 2004.

o Earnings from continuing operations increased $.38 per share in 2005 compared to 2004. Utility earnings from continuing operations net of weather collar payments increased $.22 per share. Interest income at the Holding Company level increased $.11 per share due to higher interest rates. Earnings from our fuel distribution businesses increased $.05 per share in 2005 compared to 2004.

o These consolidated results were achieved despite a significant reduction in utility earnings in 2005 due to fewer non-recurring items as compared to 2004, mainly due to the expiration in 2004 of substantial regulatory items. The final $.38 per share of the shareholder incentive related to the sale of regulated generating plants expired in 2004, and restored earnings of $.08 per share (spread evenly over the first and second quarter of 2004) ceased in 2004 as well.

o In 2005, utility earnings were also impacted by a $.04 per share charge due to reliability assessments imposed by the New York Public Service Commission (PSC), $.06 per share from favorable weather, and $.04 per share from a NYISO sales for resale favorable adjustment related to a prior year. In addition, there were favorable income tax adjustments of $.15 per share recorded by the holding company.

o Additional detail is provided below by segment, with all significant variations including recurring and non-recurring items.

      Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.: - $.19

   o Down $.38 due to the expiration in December 2004 of the amortization of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets.

   o Down $.09 due to an increase in depreciation and amortization of utility plant assets as a result of an increased balance of utility plant assets.

   o Down $.02 from electric and gas regulatory mechanisms. The decrease reflects $.08 per share due to the absence in 2005 of the amortization of previously deferred electric and natural gas delivery revenues and $.04 per share from the recording of PSC assessments for service interruptions consistent with a PSC Order issued on September 30, 2005. These reductions in revenues were partially offset by a reduction in shared earnings from electric and natural gas operations and payments received from the New York Independent System Operator (NYISO) related to adjustments made to energy sales transactions that had occurred in May 2000.

   o Up $.26 due to an increase in electric net operating revenues. Total electric deliveries increased 4% reflecting an 8% increase in deliveries to residential customers and a 4% increase in deliveries to commercial customers, both attributable to increased usage due to hotter summer weather and modest customer growth. Total weather-normalized deliveries increased 1.5%, including a 3% increase in residential deliveries and a nearly 1% increase in commercial deliveries. Weather increased earnings from electric delivery billed sales by $.08 per share, after accounting for the effect of weather-hedging contracts. Electric residential cooling degree-days were 55% higher than last year and 58% higher than normal.

                                                                        page -2-

      Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp. (cont'd)

   o Up $.03 due to an increase in natural gas net operating revenues. Deliveries to firm natural gas customers increased 2% overall as compared to an increase in weather normalized sales of 3%. Deliveries to residential and commercial customers, largely space heating sales, increased 1% and 3%, respectively, due to customer growth. Overall, natural gas residential heating degree-days were 1% higher than 2004 but were 4% lower during the heating season months of January through March, and November and December. The decrease in degree-days during these months resulted in an earnings impact of weather on natural gas net revenues of ($.02) per share.

   o Up $.01 due to the net effect of various other items including a reduction in regulatory carrying charges due to customers, which was partially offset by an increase in interest charges resulting from the issuance of long-term debt in November of 2004 and December of 2005 and an increase in the issuance of short-term debt. The reduction in carrying charges reflects the substantial use of the principal balance of the Customer Benefit Fund by December 31, 2004, for customer refunds and other authorized programs.

      Unregulated - Fuel Distribution Businesses: + $.05

   o Up $.11 from CHEC's fuel distribution businesses. The increase is primarily due to an increase in service profitability, earnings from acquisitions made in 2005, and an increase in average gross margin per gallon in all product categories. The increase in service profitability contributed approximately $.05 per share, earnings from acquisitions contributed approximately $.04 per share, and increased average gross margins contributed an additional $.02 per share.

   o Down $.06 due to an increase in operating expenses and interest expense. The $.04 increase in operating expenses is due to an increase in general and administrative expenses and additional expenses associated with the acquisitions made in 2005. Interest expense on the inter-company debt increased by $.02 per share.

      Unregulated - Other Businesses: + $.26

   o Up $.15 due to lower income taxes for Energy Group, the holding company, including a $.09 per share adjustment relating to the completion of a tax audit for 2001 and adjustments of $.04 and $.02 per share, respectively, relating to 2004 and 2005 income tax provisions.

   o Up $.10 due to an increase in interest income largely from short-term investments held by Energy Group due to higher interest rates.

   o Up $.01 due primarily to an increase in income from Central Hudson Enterprises Corp.'s (CHEC) other investment interests.

                                                                        page -3-

2005 Results of Operations

Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.

Utility deliveries of electricity within Central Hudson's service territory increased 4% in 2005 as compared to 2004. Deliveries to residential and commercial customers increased 8% and 4%, respectively, resulting from increased usage due to a hotter summer and modest customer growth. Deliveries to industrial customers were flat. Electric residential cooling degree-days increased 55% over the prior year and were 58% higher than normal.

Utility deliveries of natural gas to firm Central Hudson customers increased 2% in 2005 as compared to 2004. Deliveries to residential and commercial customers increased 1% and 3%, respectively, due to customer growth. Industrial deliveries, which represent less than 5% of total firm deliveries in 2005 and 2004, decreased 6%, while deliveries to interruptible customers decreased 2%.

Utility electric and natural gas operating revenues increased $120.8 million (21.7%) from $555.8 million in 2004 to $676.6 million in 2005 due to the higher cost of purchased electricity and increased usage due to hotter than normal weather, and the higher cost of natural gas. Electric revenues increased $90.4 million (21.0%) and gas revenues increased $30.4 million (24.3%) both due largely to an increase in amounts collected through Central Hudson's cost adjustment mechanisms for the recovery of its cost of purchased electricity and natural gas. The revenue increase also reflects an increase in deliveries and an increase in sales for resale revenues. The increase in electric revenues was partially offset by a reduction in revenues from weather-hedging contracts; the absence in 2005 of the amortization of previously deferred electric delivery revenues; and PSC assessments related to service interruptions.

Total utility operating expenses, including income taxes, increased $113.8 million (22.1%) from $515.9 million in 2004 to $629.7 million in 2005. Purchased electricity costs increased $85.3 million due to an increase in wholesale prices for volumes purchased for full service customers, while natural gas costs increased $28.4 million due to an increase in wholesale prices and volumes purchased. Other operating expenses increased slightly. Increases in taxes other than income taxes, depreciation and amortization of utility plant assets, and other expenses of operation were largely offset by a reduction in income taxes. The increase in taxes other than income taxes reflects an increase in property taxes and regulatory adjustments related to New York State income taxes.

Other Income & Deductions decreased $10.8 million (65%) in 2005 due to the completion of the amortization in December 2004 of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets and a reduction in carrying charges due from customers related to pension costs. In its June 2004 Rate Order adopting the terms of Central Hudson's Joint Proposal for Rate Plan Modification, the PSC authorized the use of the Customer Benefit Fund to offset pension under-collection balances, which reduced the balance upon which regulatory carrying charges for pension costs are determined. This reduction was partially offset by favorable regulatory adjustments for the change in interest rates on Central Hudson's variable rate long-term debt.

The variations related to Central Hudson's variable rate long-term debt and pension-related carrying charges are offset by changes in interest charges relating to these items.

Interest Charges decreased $.8 million in 2005 due to a reduction of regulatory carrying charges due to customers resulting from the substantial use, by December 31, 2004, of the principal balance of the Customer Benefit Fund for customer refunds and other authorized programs. In accordance with Central Hudson's settlement agreement, carrying charges were accrued on the unused balance deferred for the future benefit of customers. This reduction in carrying charges was partially offset by an increase in interest charges on long and short-term debt. Interest on long-term debt increased due to the issuance of medium-term notes in November of 2004 and December of 2005 and higher interest rates on Central Hudson's variable rate debt. Additional short-term debt was required throughout 2005 for working capital needs due to the escalation of fuel prices.

                                                                        page -4-

Unregulated - Fuel Distribution Businesses

Sales of petroleum products for CHEC's fuel distribution businesses decreased
9.2 million gallons (6.2%) to 138.5 million gallons in 2005 from 147.7 million gallons in 2004. This was primarily as a result of a decrease of 6.3 million gallons (8.6%) in sales of heating oil from 73.2 million gallons in 2004 to 66.9 million in 2005. The decrease in sales was mostly due to a reduction in commercial sales resulting from higher relative prices for heating oil as compared to those for natural gas and a decrease in residential sales due to customer attrition and conservation because of the increased price of heating oil. Motor fuel sales decreased 2.8 million gallons (3.9%) from 71.9 million gallons in 2004 to 69.1 million gallons in 2005 while sales of propane decreased slightly from 2.6 million gallons in 2004 to 2.5 million gallons in 2005. Motor fuel sales decreased principally from the loss of one large volume, low margin customer. The decrease in propane sales is largely attributable to customer conservation. The weather was colder in 2005 than in 2004 as evidenced by a 4% increase in heating degree-days as compared to 2004. As adjusted for billing lags, heating degree-days in 2005 increased 3%.

Revenues, net of the effect of weather hedging contracts, increased $60.4 million (25.7%) from $234.7 million in 2004 to $295.1 million in 2005 due to the significant increase in the price of petroleum products. Revenues from petroleum products increased $58.6 million (27.1%) from $216.1 million in 2004 to $274.7 million in 2005 due to an increase in the average selling price to cover the increased costs of petroleum products. Motor fuel revenues increased $31.7 million (32%) from $99.1 million in 2004 to $130.8 million in 2005. Heating oil revenues also increased $26.4 million (23.6%) from $112 million in 2004 to $138.4 million in 2005. Partially offsetting the overall increases in selling price was a reduction in sales volumes. Other revenues related to service and installations, energy services and propane sales increased $2.3 million.

Operating expenses for CHEC's fuel distribution businesses, including income taxes and interest charges, increased $59.7 million (25.7%) from $232.2 million in 2004 to $291.9 million in 2005. The cost of petroleum increased $57.3 million or 34% due to higher wholesale market prices. Other operating expenses increased $2.4 million in 2005 due to an increase in general and administrative expenses, interest charges, and income taxes.

Unregulated -Other Businesses

Other income and income taxes, for Energy Group, the holding company, and CHEC's investment in partnerships and interests other than fuel distribution operations increased $4.2 million. The increase is primarily due to a reduction in income taxes, including adjustments relating to the completion of a tax audit for 2001 and adjustments for the 2005 and 2004 income tax provisions. The increase also reflects an increase in interest income from short-term investments held by Energy Group due to higher interest rates.

CH Energy Group, Inc.
Fourth Quarter 2005 Relative to the Prior Year

Consolidated basic earnings per share for the quarter ended December 31, 2005 were $.74 as compared to earnings of $.60 for the quarter ended December 31, 2004. The increase in earnings of $.14 per share reflects the following:

      - A $.09 per share increase from CHEC's unregulated fuel distribution subsidiaries due to an increase in gross margin resulting from an increase in service profitability, acquisitions made in 2005, and an increase in average gross margin per gallon as compared to the fourth quarter of 2004. The increase in earnings was partially offset by an increase in operating expenses, including additional expenses associated with the acquisitions made in 2005.

      - A $.05 per share increase from Energy Group's other unregulated businesses due to a gain recorded from an energy venture capital investment fund held by CHEC and an increase in interest income from short-term investments held by Energy Group due to higher interest rates.

      - Earnings for Central Hudson, Energy Group's regulated business, were flat. A $.09 per share loss in earnings resulting from the expiration of the amortization of Central Hudson's share of the gain from the sale of its major generating assets in 2001 was offset primarily by increases in electric and natural gas net revenues and a reduction in operating expenses.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At December 31, 2005, CHEG had $91.5 million in cash and cash equivalents and its current obligations included $30 million of short-term debt outstanding.

                                       ###

  Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                 (Unaudited)           (Unaudited)
                                                               3 Months Ended        12 Months Ended
                                                                 December 31,          December 31,
                                                            -------------------   ---------------------

                                                              2005       2004        2005        2004
                                                            --------   --------   ---------    --------
Operating Revenues
  Electric                                                  $128,128   $100,743   $ 520,994    $430,575
  Natural Gas                                                 46,914     29,010     155,602     125,230
  Competitive Business Subsidiaries                           93,909     71,540     295,910     235,707
                                                            --------   --------   ---------    --------
    Total Operating Revenues                                 268,951    201,293     972,506     791,512
                                                            --------   --------   ---------    --------

Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                          189,297    127,897     669,335     498,287
    Other Expenses of Operation - Regulated Activities        25,967     26,330      99,439      98,748
    Other Expenses of Operation - Comp. Bus. Subsidiaries     15,652     14,179      55,003      53,666
  Depreciation and Amortization                                8,915      8,799      36,219      34,640
  Taxes, Other Than Income Tax                                 8,141      8,502      33,485      31,038
                                                            --------   --------   ---------    --------
    Total Operating Expenses                                 247,972    185,707     893,481     716,379
                                                            --------   --------   ---------    --------

Operating Income                                              20,979     15,586      79,025      75,133
                                                            --------   --------   ---------    --------

Other Income & Deductions
  Interest and Investment Income                               2,893      1,925      10,054       9,824
  Other - Net                                                    446      2,443        (954)      7,542
                                                            --------   --------   ---------    --------
    Total Other Income & Deductions                            3,339      4,368       9,100      17,366
                                                            --------   --------   ---------    --------

Interest Charges
  Interest on Debt                                             3,639      3,052      13,826      11,488
  Other Interest                                                 934      1,043       3,219       6,362
                                                            --------   --------   ---------    --------
    Total Interest Charges                                     4,573      4,095      17,045      17,850
                                                            --------   --------   ---------    --------

Income Before Income Taxes and
  Preferred Dividends of Subsidiary                           19,745     15,859      71,080      74,649

  Income Taxes                                                 7,831      6,130      25,819      31,256
                                                            --------   --------   ---------    --------

Income Before Preferred Dividends of Subsidiary               11,914      9,729      45,261      43,393

  Cumulative Preferred Stock Dividends of Subsidiary             242        242         970         970
                                                            --------   --------   ---------    --------

Net Income                                                    11,672      9,487      44,291      42,423

Dividends Declared on Common Stock                             8,511      8,511      34,046      34,046
                                                            --------   --------   ---------    --------

Amount Retained in the Business                             $  3,161   $    976   $  10,245    $  8,377
                                                            ========   ========   =========    ========


Ave. Shares of Common Stock Outstanding-(Basic) (000s)        15,762     15,762      15,762      15,762
Ave. Shares of Common Stock Outstanding-(Diluted) (000s)      15,767     15,768      15,767      15,771

Earnings Per Share - (Basic)                                $   0.74   $   0.60   $    2.81    $   2.69
Earnings Per Share - (Diluted)                              $   0.74   $   0.60   $    2.81    $   2.69

Dividends Declared Per Share                                $   0.54   $   0.54   $    2.16    $   2.16

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                          December 31,    December 31,
                                            2005 (1)        2004 (2)
                                          ----------------------------
                   ASSETS                    (Thousands of Dollars)

UTILITY PLANT
  Utility Plant                           $1,074,215      $1,021,912
    Less Accumulated Depreciation            333,164         315,691
                                          ----------      ----------

                                             741,051         706,221
  Construction Work in Progress               38,460          38,846
                                          ----------      ----------

  Net Utility Plant                          779,511         745,067
                                          ----------      ----------

OTHER PROPERTY AND PLANT & EQUIPMENT          23,138          23,139
                                          ----------      ----------

CURRENT ASSETS
  Cash and Cash Equivalents                   91,510         119,117
  Accounts Receivable from Customers          97,462          65,239
  Materials & Supplies                        28,350          21,459
  Regulatory Assets                           30,764          17,454
  Special Deposits and Prepayments            24,350          20,767
  Accumulated Deferred Income Tax              8,836           9,454
  Other                                       15,660          13,678
                                          ----------      ----------

                                             296,932         267,168
                                          ----------      ----------

DEFERRED CHARGES AND OTHER ASSETS            279,925         252,433
                                          ----------      ----------

      TOTAL                               $1,379,506      $1,287,807
                                          ==========      ==========

    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  (3)                      $  503,833      $  493,465
  Cumulative Preferred Stock:
    Not subject to mandatory redemption       21,027          21,030
  Long-term Debt                             343,886         319,883
                                          ----------      ----------

                                             868,746         834,378
                                          ----------      ----------

CURRENT LIABILITIES
  Notes Payable                               30,000          12,000
  Accounts Payable                            54,926          43,418
  Accrued Interest                             5,156           4,629
  Dividends Payable                            8,754           8,754
  Regulatory Liabilities                         373              --
  Fair Value of Derivative Instruments           335             906
  Other                                       34,627          31,795
                                          ----------      ----------

                                             134,171         101,502
                                          ----------      ----------

DEFERRED CREDITS AND OTHER LIABILITIES       242,805         231,152
                                          ----------      ----------

ACCUMULATED DEFERRED INCOME TAX  (NET)       133,784         120,775
                                          ----------      ----------

      TOTAL                               $1,379,506      $1,287,807
                                          ==========      ==========

(1)   Unaudited.

(2) Subject to explanations contained in the Annual Report of the Company for 2004.

(3)   Shares outstanding at December 31, 2005 = 15,762,000.
      Shares outstanding at December 31, 2004 = 15,762,000.

                         Selected Financial Information

                                                         3 Months Ended December 31,             12 Months Ended December 31,
                                                   --------------------------------------   --------------------------------------
                                                       2005         2004      % Variation       2005         2004      % Variation
                                                   -----------  -----------   -----------   -----------  -----------   -----------
CENTRAL  HUDSON  GAS & ELECTRIC  CORP

      Sales of Electricity (Mwh):  *
           Residential                                 499,979      473,061             6     2,164,677    2,007,918             8
           Commercial                                  494,451      470,063             5     2,055,089    1,969,588             4
           Industrial                                  360,122      365,205            (1)    1,481,815    1,477,368            --
           Other                                        11,172       11,029             1        37,311       37,279            --
                                                   -----------  -----------   -----------   -----------  -----------   -----------

                Total Own Territory                  1,365,724    1,319,358             4     5,738,892    5,492,153             4
                                                   ===========  ===========   ===========   ===========  ===========   ===========

      Sales of Gas (Mcf.):  *
           Residential                               1,195,790    1,185,191             1     5,304,127    5,233,065             1
           Commercial                                1,554,561    1,532,244             1     6,405,962    6,237,197             3
           Industrial                                  112,609      133,035           (15)      529,731      565,347            (6)
           Other                                         6,732        5,964            13        27,024       24,343            11
                                                   -----------  -----------   -----------   -----------  -----------   -----------

      Total Firm Sales                               2,869,692    2,856,434            --    12,266,844   12,059,952             2

           Interruptible Sales                         961,279    1,070,698           (10)    3,459,379    3,540,358            (2)
                                                   -----------  -----------   -----------   -----------  -----------   -----------

      Total Own Territory                            3,830,971    3,927,132            (2)   15,726,223   15,600,310             1
                                                   ===========  ===========   ===========   ===========  ===========   ===========

        *  Includes volumes related to Electric
             or Gas Energy Delivery Services

      Electric Cooling Degree Days:
           Billing Cycle                                   203           91           123         1,044          673            55
           Normal Billing Cycle                             99           99            --           659          659            --
           Actual in Period                                 15           --            --         1,043          673            55

      Electric Heating Degree Days:
           Billing Cycle                                 1,140        1,223            (7)        6,037        5,970             1
           Normal Biling Cycle                           1,350        1,350            --         6,320        6,320            --
           Actual in Period                              2,128        2,126            --         6,106        5,994             2

      Gas Heating Degree Days:
           Billing Cycle                                   972        1,049            (7)        5,997        5,954             1
           Normal Biling Cycle                           1,144        1,144            --         6,210        6,210            --
           Actual in Period                              2,133        2,123            --         6,064        5,982             1

      Electric Output For Own Territory  (Mwh.):
           Generated                                    28,405       53,512           (47)      102,930      174,434           (41)
           Purchased                                 1,395,607    1,327,728             5     5,915,550    5,476,826             8
                                                   -----------  -----------   -----------   -----------  -----------   -----------

      Total                                          1,424,012    1,381,240             3     6,018,480    5,651,260             6
                                                   ===========  ===========   ===========   ===========  ===========   ===========

      Gas Send-out  Firm Customers  (Mcf.)           3,052,140    3,171,467            (4)    9,695,608    9,934,450            (2)
                                                   ===========  ===========   ===========   ===========  ===========   ===========

CH  ENERGY  GROUP,  INC

      Earnings Per Share - (Basic)                 $      0.74  $      0.60            23   $      2.81  $      2.69             4
      Dividends Declared Per Share                 $      0.54  $      0.54            --   $      2.16  $      2.16            --



                                                                                             Dec. 31,      Dec. 31,
                                                                                               2005          2004      % Variation
                                                                                            -----------  -----------   -----------
                Book Value Per Share                                                             $31.97       $31.31             2

                Retained Earnings (000s)                                                       $198,017     $187,772             5

                Common Equity Ratio (%)                                                            56.0%        58.3%           (4)

                              C H ENERGY GROUP, INC

                           Selected Financial Indices

                    Calendar Year 2005 vs. Calendar Year 2004

                                                         Calendar     Calendar
                                                           Year         Year
                                                           2005         2004
                                                         ---------    ---------

Earnings Per Share - (Basic) .........................       $2.81        $2.69

Earned Return on Common Equity  (Per Books) ..........        8.77%        8.52%

Pretax Coverage of Fixed Charges .....................        4.54x        4.52x

Dividends Declared ...................................       $2.16        $2.16

Pay-out Ratio ........................................        76.9%        80.3%

Common Equity Ratio ..................................        56.0%        58.3%

Retained Earnings  ($000) ............................    $198,017     $187,772

Book Value Per Share  (End of Period) ................      $31.97       $31.31

CH Energy Group Segment Information - 12 Months Ended December 31, 2005

                                     Regulated                Unregulated
                               -----------------------   -----------------------
    ($000s Except                            Natural        Fuel
Earnings Per Share)             Electric       Gas       Distribution   Other       Elim(s).         Total
-------------------            -----------------------   -----------------------   -----------     --------
Revenues from
  external customers             $520,994     $155,602     $295,092         $818           --      $972,506
Intersegment revenues                  13          355           --           --        ($368)           --
                               -----------------------   -----------------------   ----------      --------
         Total Revenues          $521,007     $155,957     $295,092         $818        ($368)     $972,506

Earnings before income taxes      $43,439      $15,162       $6,069       $5,440           --       $70,110

Net Income                        $25,751       $8,914       $3,663       $5,963           --       $44,291

Earnings per share (basic)          $1.63        $0.57        $0.23        $0.38(1)        --         $2.81

Segment Assets @ 12/31/05        $832,506     $288,826     $152,485     $105,689           --    $1,379,506

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.06 per share, with the balance of $.32 per share resulting primarily from investment activity.

CH Energy Group Segment Information - 12 Months Ended December 31, 2004

                                     Regulated                Unregulated
                               -----------------------   -----------------------
    ($000s Except                            Natural        Fuel
Earnings Per Share)             Electric       Gas       Distribution   Other       Elim(s).        Total
-------------------            -----------------------   -----------------------   -----------   ----------
Revenues from
  external customers             $430,575     $125,230     $234,704       $1,003           --      $791,512
Intersegment revenues                  11          259           --           --        ($270)           --
                               -----------------------   -----------------------   ----------    ----------

         Total Revenues          $430,586     $125,489     $234,704       $1,003        ($270)     $791,512

Earnings before income taxes      $50,547      $15,558       $4,885       $2,689           --       $73,679

Net Income                        $29,158       $8,521       $2,933       $1,811           --       $42,423

Earnings per share (basic)          $1.85        $0.54        $0.18        $0.12(1)        --         $2.69

Segment Assets @ 12/31/04        $768,645     $260,797     $140,912     $117,453           --    $1,287,807

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.04 per share, with the balance of $.08 per share resulting primarily from investment activity.

CH Energy Group Segment Information - Quarter Ended December 31, 2005

                                     Regulated                Unregulated
                               -----------------------   -----------------------
    ($000s Except                            Natural        Fuel
Earnings Per Share)             Electric       Gas       Distribution   Other       Elim(s).       Total
-------------------            -----------------------   -----------------------   -----------   ----------
Revenues from
  external customers             $128,128      $46,914      $93,730         $179           --      $268,951
Intersegment revenues                   4          140           --           --        ($144)           --
                               -----------------------   -----------------------   ----------    ----------
         Total Revenues          $128,132      $47,054      $93,730         $179        ($144)     $268,951

Earnings before income taxes       $9,657       $2,931       $4,753       $2,162           --       $19,503

Net Income                         $5,654       $1,751       $2,873       $1,394           --       $11,672

Earnings per share (basic)          $0.36        $0.11        $0.18        $0.09(1)        --         $0.74

Segment Assets @ 12/31/05        $832,506     $288,826     $152,485     $105,689           --    $1,379,506

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.04 per share, with the balance of $.05 per share resulting primarily from investment activity.

CH Energy Group Segment Information - Quarter Ended December 31, 2004

                                     Regulated                Unregulated
                               -----------------------   -----------------------
    ($000s Except                            Natural        Fuel
Earnings Per Share)             Electric       Gas       Distribution   Other       Elim(s).       Total
-------------------            -----------------------   -----------------------   -----------   ----------
Revenues from
  external customers             $100,743      $29,010      $71,283         $257           --      $201,293
Intersegment revenues                   1           86           --           --         ($87)           --
                               -----------------------   -----------------------   ----------    ----------
         Total Revenues          $100,744      $29,096      $71,283         $257         ($87)     $201,293

Earnings before income taxes       $9,480       $2,915       $2,410         $812           --       $15,617

Net Income                         $5,675       $1,714       $1,449         $649           --        $9,487

Earnings per share (basic)          $0.36        $0.11        $0.09        $0.04(1)        --         $0.60

Segment Assets @ 12/31/03        $768,645     $260,797     $140,912     $117,453           --    $1,287,807

(1)   Earnings for Unregulated Other results primarily from investment activity.